Exhibit 99.1

VBI Vaccines Announces Expanded Strategic Partnership with Canadian Government to Advance mRNA-Launched eVLP (MLE) Vaccine Platform

●	VBI Vaccines and the Canadian government broaden scope of longstanding collaboration to accelerate development of VBI’s novel, mRNA-launched enveloped virus-like particle vaccine (“MLE”) technology platform
●	The partnership will direct CAD$28 million of funding remaining under the original CAD$56 million award to continue development of VBI’s two proprietary technology platforms
●	In parallel, VBI’s MLE technology is under evaluation by potential partners

CAMBRIDGE, Mass. (April 2, 2024) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI” or the “Company”), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced that it has expanded its collaboration with the government of Canada, supported by a funding contribution from the government’s Strategic Innovation Fund (SIF). Under the new agreement, the remaining CAD$28 million of funding available under the previously committed CAD$56 million will be directed toward the development of VBI’s proprietary MLE platform, a next-generation version of the Company’s particulate, enveloped virus-like particle (“eVLP”) vaccine technology that enables the coding of eVLPs using messenger RNA (“mRNA”). In preclinical studies, VBI’s MLE candidates generated strong B-cell and T-cell signals compared to those seen with other mRNA vaccines tested. The technology platform also offers potential for streamlined manufacturing timelines, similar to other mRNA vaccines.

“We are grateful for the continued support of our long-term partners in the Canadian government, and are pleased to extend our work together to investigate our novel MLE platform, which we think has the potential to revolutionize particulate vaccines,” said Jeff Baxter, President and CEO of VBI. “This funding will enable us to validate and expand this technology, one that we believe could have broad applicability.”

Additionally, in collaboration with the National Research Council of Canada, the partnership will also support the development of stable cell lines, using proprietary gene-editing techniques to enable rapid updates depending on viral target, as well as the optimization of manufacturing timelines, processes, and yields sufficient to support late-stage clinical studies. Consistent with the strategic intent of the original agreement, development will primarily focus on platform development and will also include a pan-coronavirus MLE candidate to contribute toward future epidemic and pandemic preparedness.

About the mRNA-Launched eVLP (MLE) Program

Standard mRNA vaccines are transported to cells in a lipid nanoparticle, carrying instructions in the form of genetic code that teach the immune system to generate proteins that trigger an immune response to a target antigen. VBI’s MLE approach adds a structural viral protein core – the same protein at the core of VBI’s eVLPs – to an mRNA vaccine. The addition of this protein instructs cells not only to create target antigens, but also to create eVLPs in vivo, which then circulate in the body, provoking the immune system to drive potent B-cell and T-cell responses.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology and a proprietary mRNA-launched eVLP (“MLE”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such forward-looking statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the Company’s ability to regain and maintain compliance with the listing standards of the Nasdaq Capital Market, the Company’s ability to satisfy all of the conditions to the consummation of the transactions with Brii Biosciences, the Company’s ability to comply with its obligations under its loan agreement with K2 HealthVentures, the impact of general economic, industry or political conditions in the United States or internationally; the impact and continuing effects of the COVID-19 endemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to successfully manufacture and commercialize PreHevbrio/PreHevbri; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of pipeline candidates and the commercialization of PreHevbrio/PreHevbri; the ability to obtain appropriate or necessary regulatory approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 13, 2023, and filed with the Canadian security authorities at sedar.com on March 13, 2023, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com